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                                                                                                                  Exhibit 12


                                                ILLINOIS POWER COMPANY
                                 STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                                   FIXED CHARGES
                                              (THOUSANDS OF DOLLARS)



                                                 Year Ended December 31,
                                                ---------------------------------------------------------------------------
                                                        1997            1998           1999           2000           2001
                                                        ----            ----           ----           ----           ----
Earnings Available for Fixed Charges:
Net Income (Loss)                                      ($44,173)    ($1,552,435)   $   113,089    $   134,935    $  166,179
   Add:
    Income Taxes:
      Current                                            72,680           7,556         47,639       (102,704)       15,859
      Deferred - Net                                     36,963         (30,203)         8,083        111,935        25,619
    Allocated income taxes                               (1,446)         (3,506)        16,992         75,047        76,693
    Investment tax credit - deferred                     (7,278)         (8,256)        (1,339)          (982)         (950)
    Income tax effect of FAS 71 write-off              (117,998)              -              -              -             -
    Income tax effect of CPS impairment                       -      (1,143,252)             -              -             -
    Interest on long-term debt                          109,595         106,879        124,261        115,329       104,861
    Amortization of debt expense and
      premium-net, and other interest charges            26,260          28,107         24,190         23,795        18,638
    One-third of all rentals (Estimated to be
      representative of the interest component)           4,229           4,054          3,836          3,285         2,250
    Interest on in-core fuel                              3,842           3,716          4,424              -             -
                                                     ----------    ------------    -----------    -----------    ----------
Earnings (loss) available for fixed charges          $   82,674     ($2,587,340)   $   341,175    $   360,640    $  409,149
                                                     ==========    ============    ===========    ===========    ==========
Fixed charges:
   Interest on long-term debt                        $  109,595    $    106,879    $   124,261    $   115,329    $  104,861
   Amortization of debt expense and
    premium-net, and other interest charges              31,204          35,829         29,830         23,795        18,638
   One-third of all rentals (Estimated to be
    representative of the interest component)             4,229           4,054          3,836          3,285         2,250
                                                     ----------    ------------    -----------    -----------    ----------
Total Fixed Charges                                  $  145,028    $    146,762    $   157,927    $   142,409    $  125,749
                                                     ==========    ============    ===========    ===========    ==========
Ratio of earnings to fixed charges                      N/A    *       N/A     *          2.16           2.53          3.25
                                                     ==========    ============    ===========    ===========    ==========
                                                        (1)            (2)
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        *   Earnings were inadequate to cover fixed charges. Additional earnings
            (thousands) of $62,354 for 1997 and $2,734,102 for 1998 were required to attain a one-to-one ratio of earnings to fixed charges.

        (1) The ratio of earnings to fixed charges would have been 2.73 if the write-off related to the discontinued application of provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation" for the generation segment of the business was excluded from the above calculation.

        (2) The ratio of earnings to fixed charges would still be N/A if the write-off related to Clinton Impairment was excluded from the above calculation.

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